Exhibit 10.1

TRAVELCENTERS OF AMERICA INC.

Summary of Director Compensation

Annual Retainer for each Independent Director:	$75,000

Share Grants for all Directors:	3,000 shares of the Company’s common stock annually to be granted to each Director on the day of the first board meeting following the Annual Meeting of Stockholders (or, for Directors who are first elected or appointed at other times, on the day of the first board meeting attended)

Lead Independent Director:	$20,000 per year

Chair of the Audit Committee:	$25,000 per year

Chair of the Nominating and Governance Committee:	$15,000 per year

Chair of the Compensation Committee:	$15,000 per year

Board Liaison to the Gaming Compliance Committee:	$15,000 per year

The Company generally reimburses all Directors for travel expenses incurred in connection with their duties as Directors and for out of pocket costs incurred in connection with their attending certain continuing education programs.